Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Regulation A Offering Circular of our report dated March 30, 2020, relating to the consolidated financial statements of GTX Corp. as of December 31, 2019, and for the year then ended (which report includes an explanatory paragraph relating to substantial doubt about GTX Corp.’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, California

October 14, 2021